Synergetics Reports Third Quarter of Fiscal 2012 Results

O'FALLON, MO -- (Marketwire - June 11, 2012) - Synergetics USA, Inc. (NASDAQ: SURG), a medical device company that designs, manufactures, and markets innovative surgical devices for ophthalmic and neurosurgical applications, today announced results for the third quarter ended April 30, 2012.

Details about the quarter include:

  Total sales of $14.6 million, a decline of 0.7% year-over-year. Total sales increased 0.6% year-over-year on a constant currency basis.
  OEM sales increased 17.0% and Ophthalmic sales declined 8.8% year-over-year.
  Domestic sales increased 9.0% and International sales declined 21.1% year-over-year.
  GAAP EPS of $0.04 and adjusted non-GAAP EPS of $0.05 versus $0.07 last year.
  Cash flow from operations funded complete pay-down of remaining debt.
  Nine month fiscal 2012 sales rose 7.8% to $43.2 million.

"While our third quarter revenue performance was below our expectations, we are encouraged by the solid start to our fourth quarter driven by improving trends in our disposables business, particularly VersaPACK™, and early order trends from our OEM partners," said David M. Hable, the Company's President and Chief Executive Officer. "The economic difficulties in Europe which depressed demand for our ophthalmic disposables this quarter are unlikely to abate in the short term and we are taking proactive measures to stabilize performance in the region while also developing opportunities in the emerging markets of Brazil, Russia and India. We are very pleased to report the recent submission of our 510k premarket notification to the FDA for VersaVIT™ and anticipate strong growth in fiscal year 2013 upon FDA clearance and our subsequent commercialization of this innovative, portable vitrectomy machine."

Third Quarter Results

Third quarter of fiscal 2012 sales totaled $14.6 million, a decline of 0.7% compared to sales of $14.7 million in the third quarter of fiscal 2011. Total sales increased 0.6% year-over-year on a constant currency basis which excludes the unfavorable impact of foreign currency translation of approximately $191,000 in the period. Third quarter sales performance was driven by 17.0% growth in OEM sales through our marketing partners offset by an 8.8% decline in Ophthalmic sales, all of which was outside of the U.S. OEM growth, albeit strong, was nonetheless diminished by approximately $600,000 in orders that slipped from the third quarter. OEM sales in the quarter include $322,000 of deferred revenues compared to $292,000 in the prior year third quarter. In addition to the unfavorable foreign currency, the weak economy in Europe coupled with increased competitive activity depressed Ophthalmic growth in the quarter.

  Domestic sales increased 9.0% to $10.8 million in the third quarter of fiscal 2012 driven primarily by higher OEM sales year-over-year. International sales of $3.7 million this quarter declined 21.1% year-over-year on a reported basis and 17.1% in constant currency terms. Low double-digit growth in Germany partially offset weak organic growth in the rest of Europe as well as in Canada this quarter. The decline in International sales was exacerbated by a difficult comparison.

  Ophthalmic sales declined 8.8% to $8.4 million compared with $9.2 million the third quarter of fiscal 2011. Domestic Ophthalmic sales increased 1.3% and International Ophthalmic sales declined 18.9% year-over-year. Disposable products, chiefly VersaPACK™ kits, led domestic growth year-over-year.

  Total OEM sales rose 17.0% to $6.0 million compared with $5.1 million in the third quarter of fiscal 2011. OEM sales include sales to our marketing partners. The increase in OEM sales benefited primarily from strong volumes of disposable products to Stryker Corporation. OEM sales for the third quarter of fiscal 2012 also included a modest initial contribution from our partnership with Mobius Therapeutics. Production and ordering delays negatively impacted OEM sales by approximately $600,000 this quarter.

  Disposable product sales totaled $12.1 million, an increase of 2.5% compared with sales of $11.8 million last year. Capital equipment sales totaled $2.1 million in the third quarter of fiscal 2012 compared with $2.6 million in the third quarter of fiscal 2011, a decline of 16.9% year-over-year. The two primary factors impacting the growth percentage were the OEM orders which slipped from the third quarter and the difficult comparable in France.

Gross profit for the third quarter of fiscal 2012 totaled $7.8 million, or 53.7% of sales, compared with $8.6 million, or 58.6% of sales, in the third quarter of fiscal 2011. Third quarter gross margin included the impact of an inventory write-down of $367,000. Year-over-year gross margin performance was also negatively impacted by the foreign currency translation and product mix shift versus the prior year period.

Total operating expenses increased to $6.4 million, or 44.0% of sales, in the third quarter from $6.1 million, or 41.4% of sales, in the comparable period largely due to additional stock compensation included in general and administrative expenses. Operating income for the third quarter of fiscal 2012 declined to $1.4 million compared with $2.5 million last year. Adjusted operating income for the third quarter of fiscal 2012, which excludes the impact of the aforementioned inventory write-down, was $1.8 million representing an adjusted operating margin of 12.2% this quarter versus 17.2% for the comparable 2011 period last year. Operating income performance was negatively impacted by the higher cost of goods sold on lower than expected sales and growth in operating expense.

Income from continuing operations was $1.0 million, or $0.04 per diluted share, as compared to $1.7 million, or $0.07 per diluted share, for the same period of fiscal 2011. Reported income from continuing operations per diluted share includes approximately $0.01 related to an inventory write-down in the period. Earnings before interest, taxes, depreciation and amortization, or EBITDA, totaled $1.9 million in the third quarter of fiscal 2012 as compared to EBITDA of $2.9 million in the prior year third quarter.

Refer to the tables at the end of this release for a reconciliation of GAAP net income to EBITDA, sales on a constant currency basis, GAAP operating income to adjusted operating income and GAAP EPS to adjusted non-GAAP EPS and the "Use of Non-GAAP Financial Information" section below.

Nine Months Results and Balance Sheet

Total sales for the first nine months of fiscal 2012 increased 7.8% to $43.2 million compared with $40.0 million in the same period last year. Income from continuing operations for the first nine months of fiscal 2012 increased 11.1% to $4.0 million, or $0.16 per diluted share, versus $3.6 million, or $0.14 per diluted share, in the first nine months of fiscal 2011. In addition, there was a net of loss from discontinued operations of $382,000, or $0.02 per diluted share, related to the completion of the sale of assets from our plastic injection molding business in the nine-month fiscal 2012 period. Net income for the first nine months remained flat at $3.6 million, or $0.14 per diluted share.

As of April 30, 2012, the Company had approximately $12.8 million in cash on its balance sheet and no debt compared with $18.4 million in cash and $1.1 million in debt at the end of fiscal 2011. The reduction in cash over this period was primarily due to a tax payment of $6.0 million related to the Alcon supply agreement and settlement proceeds paid during the first nine months of fiscal 2012 in addition to the continued use of cash to retire debt obligations.

Conference Call Information

Synergetics USA, Inc. will host a conference call on Tuesday, June 12, 2012, at 10:30 a.m. Eastern Time to discuss third quarter and nine-month results and other recent developments, and to review its growth strategy. The toll free dial-in number to participate live on this call is (800) 588-4973, confirmation code 32444087. For callers outside the U.S., the number is (847) 230-5643. The conference call will also be available live via webcast on the investor relations section of the Company's website www.synergeticsusa.com. A replay will be available on the Company's website for approximately 30 days.

About Synergetics USA, Inc.

Through continuous improvement and development of our people, our mission is to design, manufacture and market innovative surgical devices, capital equipment, accessories and disposables of the highest quality in order to assist and enable surgeons who perform surgery around the world to provide a better quality of life for their patients.

Synergetics USA, Inc. (the "Company") is a leading supplier of precision surgical devices. The Company's primary focus is on the disciplines of ophthalmology and neurosurgery. Our distribution channels include a combination of direct and independent sales distribution organizations and important strategic alliances with market leaders. The Company's product lines focus upon precision engineered, disposable and reusable devices, procedural kits and the delivery of various energy modalities for the performance of less invasive surgery including: (i) laser energy, (ii) ultrasonic energy, (iii) radio frequency energy for electrosurgery and lesion generation and (iv) visible light energy for illumination, and where applicable, simultaneous infusion (irrigation) of fluids into the operative field. The Company's website address is http://www.synergeticsusa.com.

Use of Non-GAAP Financial Information

In addition to results reported in accordance with GAAP, the Company provides sales on a constant currency basis, adjusted operating income and margin, EBITDA and adjusted earnings per diluted share. These adjusted amounts consist of GAAP amounts excluding inventory write-down and disposition charges to the extent occurring during the period. Sales on a constant currency basis is calculated as sales plus the foreign currency adjustment. Adjusted operating income and margin is calculated as operating income plus the book to physical loss divided by sales. EBITDA is defined as income from continuing operations before interest expense, income taxes, depreciation and amortization. Adjusted earnings per diluted share were calculated by dividing adjusted net income for diluted earnings per share by diluted weighted average shares outstanding.

The Company measures its performance primarily through its operating profit. In addition to its consolidated financial statements presented in accordance with GAAP, management uses certain non-GAAP measures, including sales on a constant currency basis, adjusted operating income and margin, EBITDA and adjusted earnings per diluted share, to measure our operating performance.

These non-GAAP measures are presented to enhance an understanding of the Company's operating results and are not intended to represent cash flow or results of operations. The use of these non-GAAP measures provides an indication of the Company's ability to service debt and measure operating performance. Management believes these non-GAAP measures are useful in evaluating the Company's operating performance compared to other companies in its industry and beneficial to investors, potential investors and other key stakeholders, including creditors, who use this measure in their evaluation of the Company's performance.

EBITDA does have certain material limitations primarily due to the exclusion of certain amounts that are material to the Company's results of operations, such as interest expense, income tax expense, depreciation and amortization. Due to these limitations, EBITDA should not be considered a measure of discretionary cash available to the Company to invest in its business and should be utilized in conjunction with other information contained in the Company's unaudited condensed consolidated financial statements prepared in accordance with GAAP.

Forward-Looking Statements

Some statements in this release may be "forward-looking statements" for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as "believe," "expect," "anticipate," "plan," "potential," "continue" or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company's Annual Report on Form 10-K for the year ended July 31, 2011, as updated from time to time in our filings with the Securities and Exchange Commission. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

                   Synergetics USA, Inc. and Subsidiaries
                Condensed Consolidated Statements of Income
            Three and Nine Months Ended April 30, 2012, and 2011
          (Dollars in thousands, except share and per share data)

                            Three Months Ended         Nine Months Ended
                          April 30,    April 30,    April 30,    April 30,
                             2012         2011         2012         2011
                         -----------  -----------  -----------  -----------
Net sales                $    14,568  $    14,670  $    43,154  $    40,024
Cost of sales                  6,746        6,074       18,444       16,679
                         -----------  -----------  -----------  -----------
        Gross profit           7,822        8,596       24,710       23,345
                         -----------  -----------  -----------  -----------
Operating expenses
    Research and
     development                 921          882        2,634        2,587
    Sales and marketing        2,868        2,771        8,851        8,528
    General and
     administrative            2,628        2,427        7,690        6,854
                         -----------  -----------  -----------  -----------
                               6,417        6,080       19,175       17,969
                         -----------  -----------  -----------  -----------
        Operating income       1,405        2,516        5,535        5,376
                         -----------  -----------  -----------  -----------
Other income (expenses)
    Investment income              9           22           32           82
    Interest expense             (10)         (37)         (43)        (182)
    Gain (loss) on sale
     of product line              --           --           --          (99)
    Miscellaneous                 (2)          --           (8)         (11)
                         -----------  -----------  -----------  -----------
                                  (3)         (15)         (19)        (210)
                         -----------  -----------  -----------  -----------
        Income from
         continuing
         operations
         before
         provision for
         income taxes          1,402        2,501        5,516        5,166
Provision for income
 taxes                           396          825        1,490        1,544
                         -----------  -----------  -----------  -----------
        Income from
         continuing
         operations      $     1,006  $     1,676  $     4,026  $     3,622
                         -----------  -----------  -----------  -----------
    (Income) loss from
     discontinued
     operations, net of
     income tax benefit
     (provision) of $193
     and $16,
     respectively                 --           33          382           26
                         -----------  -----------  -----------  -----------
        Net income       $     1,006  $     1,643  $     3,644  $     3,596
                         ===========  ===========  ===========  ===========
Earnings per share:
    Basic
        Income from
         continuing
         operations      $      0.04  $      0.07  $      0.16  $      0.14
        Loss from
         discontinued
         operations      $      0.00  $      0.00  $     (0.02) $      0.00
                         -----------  -----------  -----------  -----------
        Net income       $      0.04  $      0.07  $      0.14  $      0.14
                         ===========  ===========  ===========  ===========
    Diluted
        Income from
         continuing
         operations      $      0.04  $      0.07  $      0.16  $      0.14
        Loss from
         discontinued
         operations      $      0.00  $      0.00  $     (0.02) $      0.00
                         -----------  -----------  -----------  -----------
        Net income       $      0.04  $      0.07  $      0.14  $      0.14
                         ===========  ===========  ===========  ===========
Basic weighted average
 common shares
 outstanding              25,184,447   24,945,707   25,080,096   24,878,768
Diluted weighted average
 common shares
 outstanding              25,363,620   25,108,582   25,249,504   25,004,258

                   SYNERGETICS USA, INC. AND SUBSIDIARIES
                  Unaudited Table of Net Income and EBITDA
        Three and Nine Months Ended April 30, 2012 and April 30, 2011
            (Dollars in thousands, except per share information)

                                   Three Months Ended    Nine Months Ended
                                  April 30,  April 30,  April 30,  April 30,
                                    2012       2011       2012       2011
                                 ---------- ---------- ---------- ----------
EBITDA Reconciliation
GAAP net income from continuing
 operations                      $    1,006 $    1,676 $    4,026 $    3,622
    Interest expense, net                10         37         43        182
    Provision for income taxes          396        825      1,490      1,544
    Depreciation expense                325        230        895        739
    Amortization expense                161        147        485        490
                                 ---------- ---------- ---------- ----------
EBITDA                           $    1,898 $    2,915 $    6,939 $    6,577
                                 ========== ========== ========== ==========

                   SYNERGETICS USA, INC. AND SUBSIDIARIES
Unaudited Table of Sales - Constant Currency, Adjusted Operating Income and
                                Non-GAAP EPS
       Three and Nine Months Ended April 30, 2012 and April 30, 2011
            (Dollars in thousands, except per share information)

                            Three Months Ended         Nine Months Ended
                          April 30,    April 30,    April 30,    April 30,
                             2012         2011         2012         2011
                         -----------  -----------  -----------  -----------
Sales -- Constant
 Currency basis
GAAP Sales               $    14,568  $    14,670  $    43,154  $    40,024
    Foreign currency
     adjustment                  191            1         (246)           3
                         -----------  -----------  -----------  -----------
  Sales - Constant
 currency basis          $    14,759  $    14,671  $    42,908  $    40,027
                         ===========  ===========  ===========  ===========
Adjusted Operating
 Income
GAAP operating income    $     1,405  $     2,516  $     5,535  $     5,376
    Inventory write-down         367           --          367           --
                         -----------  -----------  -----------  -----------
    Adjusted operating
     income              $     1,772  $     2,516  $     5,902  $     5,376
    Net sales            $    14,568  $    14,670  $    43,154  $    40,024
                         -----------  -----------  -----------  -----------
  Adjusted operating
 margin                         12.2%        17.2%        13.7%        13.4%
                         ===========  ===========  ===========  ===========

Adjusted Non-GAAP EPS
    Inventory write-down $       367           --  $       367           --
    Effective tax rate          28.2%          --         27.0           --
                         -----------  -----------  -----------  -----------
    Tax effected write-
     down                $       263           --  $       268           --
    Diluted weighted
     average common
     shares outstanding   25,363,620   25,108,582   25,249,504   25,004,258
                         -----------  -----------  -----------  -----------
    Diluted earnings per
     share               $      0.01           --  $      0.01           --
    GAAP diluted
     earnings per share  $      0.04  $      0.07  $      0.14  $      0.14
                         -----------  -----------  -----------  -----------
    Total Adjusted Non-
     GAAP EPS            $      0.05  $      0.07  $      0.15  $      0.14
                         ===========  ===========  ===========  ===========

                   Synergetics USA, Inc. and Subsidiaries
                    Condensed Consolidated Balance Sheets
             As of April 30, 2012 (Unaudited) and July 31, 2011
                  (Dollars in thousands, except share data)

                                                      April 30,    July 31,
                                                         2012        2011
                                                     ----------- -----------
Assets
Current Assets
  Cash and cash equivalents                          $    12,838 $    18,399
  Accounts receivable, net of allowance for doubtful
   accounts of $272 and $282, respectively                10,593      11,148
  Inventories                                             14,878      12,082
  Income taxes refundable                                    378         ---
  Prepaid expenses                                         1,117         961
  Deferred income taxes                                    1,078         792
  Assets held for sale                                       ---         868
                                                     ----------- -----------
      Total current assets                                40,882      44,250
Property and equipment, net                                9,215       8,561
Intangible and other assets
  Goodwill                                                10,661      10,660
  Other intangible assets, net                            11,406      11,792
  Deferred income taxes                                    4,308       4,915
  Patents, net                                             1,152       1,050
  Cash value of life insurance                                82          82
                                                     ----------- -----------
      Total assets                                   $    77,706 $    81,310
                                                     =========== ===========
Liabilities and stockholders' equity
Current Liabilities
  Current maturities of long-term debt               $        -- $     1,053
  Accounts payable                                         2,705       1,567
  Accrued expenses                                         2,623       3,193
  Income taxes payable                                        --       6,233
  Deferred revenue                                         1,288         540
                                                     ----------- -----------
      Total current liabilities                            6,616      12,586
                                                     =========== ===========
Long-Term Liabilities
  Deferred revenue                                        16,139      18,060
                                                     ----------- -----------
      Total long-term liabilities                         16,139      18,060
                                                     ----------- -----------
      Total liabilities                                   22,755      30,646
                                                     ----------- -----------
Commitments and contingencies
Stockholders' Equity
  Common stock at April 30, 2012 and July 31, 2011,
   $0.001 par value, 50,000,000 shares authorized;
   25,195,434 and 24,970,884 shares issued and
   outstanding, respectively                                  25          25
  Additional paid-in capital                              26,202      25,598
  Retained earnings                                       28,597      24,952
  Accumulated other comprehensive income:
    Foreign currency translation adjustment                  127          89
                                                     ----------- -----------
      Total stockholders' equity                          54,951      50,664
                                                     ----------- -----------
      Total liabilities and stockholders' equity     $    77,706 $    81,310
                                                     =========== ===========

                   Synergetics USA Inc. and Subsidiaries
              Condensed Consolidated Statements of Cash Flows
                 Nine Months Ended April 30, 2012 and 2011
                 (Dollars in thousands, except share data)

                                                        Nine        Nine
                                                       Months      Months
                                                        Ended       Ended
                                                      April 30,   April 30,
                                                        2012        2011
                                                     ----------  ----------
Cash Flows from Operating Activities
  Net income                                         $    3,644  $    3,596
  Plus: Loss from discontinued operations - net of
   tax                                                      382          26
                                                     ==========  ==========
  Income from continuing operations                       4,026       3,622
  Adjustments to reconcile net income to net cash
   provided by operating activities
    Depreciation                                            895         739
    Amortization                                            485         490
    Provision for doubtful accounts receivable               41          15
    Stock-based compensation                                545         252
    Deferred income taxes                                   321        (134)
    Loss of sale of product line                            ---          99
    Gain on sale of equipment                               ---          50
Changes in assets and liabilities
  (Increase) decrease in:
    Accounts receivable                                     492        (275)
    Inventories                                          (2,843)     (1,337)
    Prepaid expenses                                       (177)       (337)
    Income taxes refundable                                (378)         --
  (Decrease) increase in:
    Accounts payable                                      1,165        (122)
    Accrued expenses                                       (415)       (458)
    Deferred revenue                                     (1,173)         32
    Income taxes payable                                 (6,039)         29
                                                     ----------  ----------
      Net cash (used in) provided by continuing
       operating activities                              (3,055)      2,665
                                                     ----------  ----------
Net cash used in discontinued operations                     59         (91)
      Net cash (used in) provided by operating
       activities                                        (2,996)      2,574
                                                     ----------  ----------
Cash Flows from Investing Activities
  Proceeds from sale of equipment                           ---          11
  Purchase of property and equipment                     (1,586)     (1,162)
  Acquisition of patents and other intangibles             (201)       (231)
                                                     ----------  ----------
      Net cash used in continuing investing
       activities                                        (1,787)     (1,382)
                                                     ----------  ----------
Net cash used in discontinued operations                     --        (363)
      Net cash used in investing activities              (1,787)     (1,745)
                                                     ----------  ----------
Cash Flows from Financing Activities
    Principal payments on revenue bonds payable             ---      (1,728)
    Payment on debt incurred for acquisition of
     trademark                                             (313)       (445)
    Principal payment on long-term debt                    (740)       (686)
    Tax benefit associated with the exercise of non-
     qualified stock options                                 24         125
    Proceeds from the issuance of common stock               35         211
                                                     ----------  ----------
      Net cash used in financing activities                (994)     (2,523)
                                                     ----------  ----------
Foreign exchange rate effect on cash and cash
 equivalents                                                216          16
                                                     ----------  ----------
Net decrease in cash and cash equivalents                (5,561)     (1,678)
Cash and cash equivalents
    Beginning                                            18,399      18,669
                                                     ----------  ----------

    Ending                                           $   12,838  $   16,991
                                                     ==========  ==========

SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O'Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Pamela G. Boone
Chief Financial Officer